Exhibit 99.1

Company Contacts: AngioDynamics, Inc. Joe Gerardi (800) 772-6446 x115 www.angiodynamics.com	Investor Relations Contacts: Lippert/Heilshorn & Associates, Inc. Kim Sutton Golodetz (kgolodetz@lhai.com) (212) 838-3777 Bruce Voss (bvoss@lhai.com) (310) 691-7100

ANGIODYNAMICS NAMES ROBERT MITCHELL
CHIEF OPERATING OFFICER

QUEENSBURY, N.Y. (October 9, 2006) – AngioDynamics, Inc. (Nasdaq: ANGO), a leading provider of medical devices for the minimally invasive diagnosis and treatment of peripheral vascular disease announced today that it has appointed Robert D. Mitchell, 44, to the newly created position of executive vice president and chief operating officer effective by December 1, 2006. In this function, Mr. Mitchell will oversee all day-to-day business operations for the Company. He will report directly to Eamonn P. Hobbs, president and chief executive officer.

Much of Mr. Mitchell’s professional experience was spent at Cook Incorporated in Bloomington, Indiana, where he was responsible for various operations from 1987 to 2004. Mr. Mitchell’s last position at Cook was vice president and director, global sales and marketing for various business units including: diagnostic and interventional, endovascular, critical care and surgical. In addition, Mr. Mitchell was appointed as the global strategic business unit leader for diagnostic and interventional products.

Mr. Mitchell most recently served as director, president and chief executive officer of Millimed Holdings, Inc., a privately held company based in Roskilde, Denmark that develops next generation drug eluting products centered on the treatment of vascular disease. Prior to this position, he was employed by Align Technology, Inc. of Santa Clara, California, where he was vice president of worldwide sales and a member of the executive management committee.

Mr. Mitchell has been actively involved as a lecturer, advisor and board member for several companies, medical societies and organizations. Mr. Mitchell received his Bachelor of Science degree from the University of Utah and his MBA from Indiana Wesleyan University.

“We are expanding our executive team to include a chief operating officer to oversee the numerous daily activities associated with a growing market leader, and Bob is the ideal person to fill this position,” said Mr. Hobbs. “With nearly 20 years of experience in the interventional radiology space, and a proven track record of management, Bob will significantly strengthen the AngioDynamics management team, which will allow me more time to focus on our strategic growth initiatives. I look forward to working very closely with Bob,” added Mr. Hobbs.

“I am looking forward to playing a part in the continued growth of AngioDynamics,” said Mr. Mitchell. “AngioDynamics’ products are known for their cutting edge technology and I have long admired the respect the company and its innovations have garnered from the medical community. I am very pleased to be joining the Company at this time.”

About AngioDynamics

AngioDynamics, Inc. is a leading provider of innovative medical devices used by interventional radiologists, vascular surgeons and other physicians for the minimally invasive diagnosis and treatment of peripheral vascular disease. AngioDynamics, Inc. designs, develops, manufactures and markets a broad line of therapeutic and diagnostic devices that enable interventional physicians, such as interventional radiologists, vascular surgeons and others, to treat peripheral vascular diseases and other non-coronary diseases. The Company’s diverse product line includes angiographic products and accessories, dialysis products, vascular access products, PTA products, drainage products, thrombolytic products and venous products. More information is available at www.angiodynamics.com.

The statements made in this document contain certain forward-looking statements that involve a number of risks and uncertainties. Words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” or variations of such words and similar expressions, are intended to identify such forward-looking statements. Investors are cautioned that actual events or results may differ from the Company’s expectations. In addition to the matters described above, the ability of the Company to develop its products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, as well as the risk factors listed from time to time in the SEC filings of AngioDynamics, Inc., including but not limited to its Annual Report on Form 10-K for the year ended June 3, 2006, may affect the actual results achieved by the Company.

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